Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
November 2, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN PRICES $400 MILLION PRIVATE OFFERING OF SENIOR NOTES

THE WOODLANDS, Texas, November 2, 2012 — Huntsman Corporation (NYSE: HUN) today announced that it has priced a $400 million offering of senior notes due 2020 through its wholly owned subsidiary, Huntsman International LLC. The notes will carry an interest rate of 4.875% and will mature on November 15, 2020.  The closing of the offering is expected to occur on November 19, 2012, subject to the satisfaction of customary closing conditions. Huntsman intends to use the net proceeds to redeem $400 million in aggregate principal amount of its 5 1/2% Senior Notes due 2016 and to pay associated accrued interest.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.